Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-34968 and No. 333-131583) pertaining to the BP Capital Accumulation Plan of BP p.l.c of our report dated June 15, 2007, with respect to the financial statements and schedules of the BP Capital Accumulation Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

Chicago, Illinois
June 26, 2007	Ernst & Young LLP